                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      NATIONWIDE FINANCIAL SERVICES, INC.
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[ X ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

Nationwide Logo
           Nationwide Financial Services, Inc.
           One Nationwide Plaza
           Columbus, Ohio 43215

                                               March 31, 1999

Dear Nationwide Financial Services, Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nationwide Financial Services, Inc. (the "Company") on May 11, 1999. The meeting will begin at 1:30 p.m. at the office of the Company at One Nationwide Plaza, Columbus, Ohio.

The official Notice of Meeting, Proxy Statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

The vote of every stockholder is important. Please sign, date and promptly mail your proxy. The Board of Directors and management look forward to greeting those stockholders who are able to attend.

                                               Sincerely,
                                               /S/ Dimon R. McFerson
                                               Dimon R. McFerson
                                               Chairman and Chief Executive
                                               Officer--
                                               Nationwide Insurance Enterprise

                                Nationwide Logo

                      NATIONWIDE FINANCIAL SERVICES, INC.
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 31, 1999

To the Stockholders of Nationwide Financial Services, Inc.:

     The Annual Meeting of Stockholders of Nationwide Financial Services, Inc. (the "Company") will be held at 1:30 p.m. on May 11, 1999, at One Nationwide Plaza, Columbus, Ohio for the following purposes:

          (1) To elect the Class II Directors to serve until the expiration of their terms and until their successors are elected; and

          (2) To transact such other business as may properly come before the Annual Meeting.

     Please read the Proxy Statement for further information about the individuals nominated as directors.

     At least ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting shall be open for examination during the ordinary business hours of the Company in the Secretary's office.

                                                  By Order of the Board of
                                                  Directors,

                                                  Dennis W. Click
                                                  Vice President and Secretary

                                Nationwide Logo

                      NATIONWIDE FINANCIAL SERVICES, INC.
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215

                                PROXY STATEMENT

GENERAL

     This Proxy Statement (the "Proxy Statement") is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Nationwide Financial Services, Inc. (the "Company") for the Annual Meeting of Stockholders of the Company to be held on May 11, 1999, at 1:30 p.m. (the "Annual Meeting"). Only stockholders of record at the close of business on March 12, 1999, are entitled to notice of and to vote at the Annual Meeting. The Annual Meeting will be held at the office of the Company at One Nationwide Plaza, Columbus, Ohio.

     Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. A stockholder may revoke a proxy, prior to the vote being taken at the meeting, by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1998, is first being mailed to the stockholders together with this Proxy Statement on or about March 31, 1999.

SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, or by other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made by the Company with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

VOTING

     The Company has two classes of common stock entitled to vote upon matters submitted to a vote at the Annual Meeting. The Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), is entitled to one vote per share. The Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), is entitled to ten votes per share. Proposals submitted to a vote of stockholders will be voted on by the holders of Class A Common Stock and Class B Common Stock voting together as a single class.

     Under the Company's Bylaws and Section 216 of the Delaware Corporation Law, a majority of the shares of Common Stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the Annual Meeting. Directors are elected by a plurality of the votes cast at the Annual Meeting. In the election of directors, stockholders may cast votes for, or withhold votes from, any nominee; votes that are withheld will not be included in the vote and will not affect the outcome.

     At the close of business on March 12, 1999, the Company had outstanding 23,783,136 shares of Class A Common Stock and 104,745,000 shares of Class B Common Stock. As of such date, Nationwide Corporation owned all of the outstanding shares of Class B Common Stock, which represents approximately 97.8% of the combined voting control of the Company. Therefore, Nationwide Corporation controls the corporate actions that require stockholder approval, including, among other things, the election of the directors. Nationwide Corporation has advised the Company that it intends to vote its shares in favor of Messrs. Fuellgraf, McFerson, McWhorter and Shisler.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following tables set forth certain information regarding beneficial ownership of (i) each person who is known by the Company to be the beneficial owner of more than five percent of either class of Common Stock, (ii) each director and nominee for director, (iii) each of the Named Executive Officers (as defined herein) and (iv) all of the directors and executive officers of the Company as a group. The Class B Common Stock is convertible into Class A Common Stock at any time by the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

                              CLASS A COMMON STOCK

NAME AND ADDRESS OF                                        AMOUNT AND NATURE OF
BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP         PERCENT OF CLASS
-------------------                                   -------------------------------   ----------------
Massachusetts Financial Services(1).................            1,850,112                    7.77%
500 Boylston Street
Boston, MA 02116
Goldman Sachs Asset Management(2)...................            1,687,300                    7.09%
85 Broad Street
New York, NY 10004
Neuberger & Berman, LLC(3)..........................            1,660,800                    6.98%
605 Third Street
New York, NY 10158

---------

(1) Based on a Schedule 13G dated February 11, 1999, Massachusetts Financial Services reported shared voting power with respect to 1,841,112 shares and sole dispositive power with respect to 1,850,112 shares.

(2) Based on a Schedule 13G dated February 14, 1999, Goldman Sachs Asset Management reported shared power to vote or direct the vote for 1,141,100 shares and shared dispositive power with respect to 1,687,300 shares.

(3) Based on a Schedule 13G dated February 8, 1999, Neuberger & Berman, LLC reported sole voting power with respect to 529,850 shares, shared power to vote or direct the vote for 896,600 shares, and shared dispositive power with respect to 1,660,800 shares.

            SECURITY OWNERSHIP OF MANAGEMENT AS OF JANUARY 31, 1999

NAME OF                                                       AMOUNT AND NATURE OF
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP   PERCENT OF CLASS
----------------                                              --------------------   ----------------
Dimon R. McFerson(2)........................................         107,050(3)          --(1)
Joseph J. Gasper............................................          53,709(3)          --(1)
James G. Brocksmith, Jr.....................................           2,256(3)          --(1)
Charles L. Fuellgraf, Jr.(2, 5).............................          11,713(3)          --(1)

NAME OF                                                       AMOUNT AND NATURE OF
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP   PERCENT OF CLASS
----------------                                              --------------------   ----------------
Henry S. Holloway...........................................           5,668(3)          --(1)
Lydia Micheaux Marshall.....................................           5,718(3)          --(1)
Donald L. McWhorter(2)......................................           3,335(3)          --(1)
David O. Miller.............................................           4,668(3)          --(1)
James F. Patterson..........................................           4,668(3)          --(1)
Gerald D. Prothro...........................................           2,335(3)          --(1)
Douglas C. Robinette........................................           3,914(3)          --(1)
Arden L. Shisler(2).........................................           5,668(3)          --(1)
Richard A. Karas............................................          22,438(3)          --(1)
Robert J. Woodward, Jr......................................          21,016(3)          --(1)
Directors and Executive Officers as a Group (Total of 31)...         420,739(4)          --(1)

---------

(1) Less than one percent.

(2) Indicates the nominees for Class II directors

(3) Total includes options that may be exercised within 60 days for the following persons: McFerson -- 46,667 shares, Gasper -- 33,333 shares, Fuellgraf -- 1,333 shares, Holloway -- 1,333 shares, Miller -- 1,333 shares, Patterson -- 1,333 shares, Shisler -- 1,333 shares, Karas -- 13,333 shares and Woodward -- 10,667 shares.

(4) Total includes options that may be exercised within 60 days. The aggregate number of options exercisable within 60 days is 201,167.

(5) Includes 2,000 shares held by spouse.

                              CLASS B COMMON STOCK

NAME AND ADDRESS OF                                         AMOUNT AND NATURE OF
BENEFICIAL OWNER                                            BENEFICIAL OWNERSHIP    PERCENT OF CLASS
-------------------                                         --------------------    ----------------
Nationwide Corporation(1).................................      104,745,000               100%
One Nationwide Plaza
Columbus, Ohio 43215

---------

(1) As of March 16, 1999, Nationwide Corporation was the beneficial owner of 100% of the Class B Common Stock, which, because of its ten to one voting control, represents approximately 97.8% of the combined voting control of the Company.

ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of eleven directors, divided into three classes. The initial term of the Class II Directors (the "Class II Directors") will expire at the Annual Meeting to be held in 1999, the initial term of the Class III Directors (the "Class III Directors") will expire at the annual meeting of stockholders in 2000 and the current term of the Class I Directors (the "Class I Directors") will expire at the annual meeting of stockholders in 2001. Messrs. Brocksmith, Holloway, Patterson and Prothro are Class I Directors; Messrs. Fuellgraf, McFerson, McWhorter and Shisler are Class II Directors; and Messrs. Gasper and Miller and Ms. Marshall are Class III Directors. At each annual meeting of stockholders, directors will be elected for a three-year term to succeed the directors whose terms are then to expire.

     The nominees for the Class II Directors and the Class I and Class III Directors who will continue in office after the Annual Meeting until the expiration of their terms, together with certain information regarding them, are as follows:

                        NOMINEES FOR CLASS II DIRECTORS

                                                                                        YEAR TERM
NAME                                                     AGE   DIRECTOR SINCE  CLASS   WILL EXPIRE
----                                                     ---   --------------  -----   -----------
Charles L. Fuellgraf, Jr...............................  67    November 1996    II        2002(1)
Dimon R. McFerson......................................  62    November 1996    II        2002(1)
Donald L. McWhorter....................................  63    February 1997    II        2002(1)
Arden L. Shisler.......................................  57    November 1996    II        2002(1)

(1) The date is if elected at the Annual Meeting in 1999.

                              CLASS III DIRECTORS

                                                                                        YEAR TERM
NAME                                                     AGE   DIRECTOR SINCE  CLASS   WILL EXPIRE
----                                                     ---   --------------  -----   -----------
Joseph J. Gasper.......................................  55    November 1996   III        2000
Lydia M. Marshall......................................  50    February 1997   III        2000
David O. Miller........................................  60    November 1996   III        2000

                               CLASS I DIRECTORS

                                                                                        YEAR TERM
NAME                                                     AGE   DIRECTOR SINCE  CLASS   WILL EXPIRE
----                                                     ---   --------------  -----   -----------
James G. Brocksmith, Jr................................  58     April 1997       I        2001
Henry S. Holloway......................................  66    November 1996     I        2001
James F. Patterson.....................................  57    November 1996     I        2001
Gerald D. Prothro......................................  56    February 1997     I        2001

     DIMON R. MCFERSON has been Chief Executive Officer of the Nationwide Insurance Enterprise since December 1992. He has been Chairman and Chief Executive Officer -- Nationwide Insurance Enterprise of the Company since December 1996 and a director of the Company since November 1996. Mr. McFerson has been a director of Nationwide Life Insurance Company and Nationwide Mutual Insurance Company since April 1988 and Chairman and Chief Executive
Officer -- Nationwide Insurance Enterprise of Nationwide Life Insurance Company and Nationwide Mutual Insurance Company since April 1996. Previously he was elected Chief Executive Officer of Nationwide Life Insurance Company in December 1992, and President and Chief Executive Officer -- Nationwide Insurance Enterprise of Nationwide Life Insurance Company in December 1993. He was President and General Manager of Nationwide Mutual Insurance Company from April 1988 to April 1991; President and Chief Operating Officer of Nationwide Mutual Insurance from April 1991 to December 1992; and President and Chief Executive Officer of Nationwide Mutual Insurance from December 1992 to April 1996. Mr. McFerson has been with the Nationwide Insurance Enterprise for 19 years.

     JOSEPH J. GASPER has been President and Chief Operating Officer of the Company since December 1996 and a director of the Company since November 1996. Mr. Gasper has been President and Chief Operating Officer of Nationwide Life Insurance Company and director since April 1996. Previously, he was Executive Vice President -- Property/Casualty Operations of Nationwide Mutual Insurance Company from April 1995 to April 1996. He was Senior Vice
President -- Property/Casualty Operations of Nationwide Mutual Insurance Company from September 1993 to April 1995. Prior to that time, Mr. Gasper held numerous positions within the Nationwide Insurance Enterprise. Mr. Gasper has been with the Nationwide Insurance Enterprise for 32 years.

     JAMES G. BROCKSMITH, JR. has been a director of the Company since April 1997. Mr. Brocksmith retired from KPMG LLP in January 1997, where he was the Chief Operating Officer and Deputy Chairman. Mr. Brocksmith was employed at KPMG LLP for 32 years. He has been a director of CIBER, Inc. since July 1998 and a director of Vistana, Inc. since February 1998.

     CHARLES L. FUELLGRAF, JR. has been a director of the Company since November 1996. Mr. Fuellgraf has been Chief Executive Officer of Fuellgraf Electric Company, an electrical contractor, of Butler, Pennsylvania, and Nashville, Tennessee, since 1988. He has served on the board of directors of several companies of the Nationwide Insurance Enterprise since 1969 and will retire from those positions on April 1, 1999. He is a trustee of Butler Memorial Hospital Foundation and chairman of the Butler YMCA Trustees.

     HENRY S. HOLLOWAY has been a director of the Company since November 1996. Mr. Holloway has been a farm owner and operator in Darlington, Maryland, since 1959. He served as Chairman of the Board of Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company and Nationwide Corporation and served on the board of directors of several companies of the Nationwide Insurance Enterprise until his retirement from these positions on April 2, 1998. He is a director of the Forest Hill State Bank.

     LYDIA M. MARSHALL has been a director of the Company since February 1997. Ms. Marshall has been a Managing Director of Rockport Capital Incorporated since September 1997. Previously, she was Executive Vice President, Marketing of the Student Loan Marketing Association ("Sallie Mae") in Washington D.C., from November 1993 to September 1997. Previously, she was Senior Vice President, Marketing of Sallie Mae from January 1991 to November 1993. Prior to that time, Ms. Marshall held several positions with Sallie Mae and Citicorp. She is Chair of the Board of CARE (Cooperative for American Relief Everywhere).

     DONALD L. MCWHORTER has been a director of the Company since February 1997. Mr. McWhorter retired from Banc One Corporation in April 1995, after serving as President and Chief Operating Officer of Banc One Corporation since April 1992. Previously, he was Chairman and Chief Executive Officer of Banc One Ohio from July 1989 to April 1992. Prior to that time, Mr. McWhorter held several positions with Banc One Corporation.

     DAVID O. MILLER has been a director of the Company since November 1996. Mr. Miller has been a farm owner and land and apartment developer since 1962. He is the President of the Owen Potato Farm Inc. and is a partner of M&M Enterprises in Licking County, Ohio. He is Chairman of the Board of Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company and Nationwide Corporation and serves on the board of directors of several companies of the Nationwide Insurance Enterprise. He is also a director and chairman of the National Cooperative Business Association.

     JAMES F. PATTERSON has been a director of the Company since November 1996. Mr. Patterson has operated the Patterson Fruit Farm in Chesterland, Ohio, since 1964 and has been the President of Patterson Farms, Inc. since December 1991. He is Chairman of the Board of Nationwide Mutual Fire Insurance Company. He serves on the board of directors of several companies of the Nationwide Insurance Enterprise. He is also a trustee of The Ohio State University and serves on the board of directors of the University Hospitals Health System in Cleveland, Ohio, and Geauga Hospital, Inc. in Chardon, Ohio. He is also a director of the National Cooperative Business Association.

     GERALD D. PROTHRO has been a director of the Company since February 1997. Mr. Prothro has been Managing Director of IKT, Inc. since July 1998. He retired as Vice President, Corporate Strategy, from International Business Machines
(IBM) Corporation after nearly 30 years of service. Previously, he was Vice President and Chief Information Officer of IBM from April 1994 to January 1998, and prior to that, he held several positions with IBM. He is also a director of National Technological University and a member of the Review and Priority Board of Lehigh University/Iacocca Institute. He is a trustee of Howard University.

     ARDEN L. SHISLER has been a director of the Company since November 1996. Mr. Shisler has been President and Chief Executive Officer of K & B Transport, Inc., a trucking firm in Dalton, Ohio, since January 1992. Previously, he was Chief Operating Officer of K & B Transport, Inc. from April 1986 to January 1992. Prior to that time, Mr. Shisler held several positions with K & B Transport, Inc. He is Chairman of the Board of Nationwide Mutual Insurance Company and serves on the board of directors of several companies of the Nationwide Insurance Enterprise. He is also a director of the National Cooperative Business Association.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The full Board of Directors met eight times during 1998. During 1998, the Board of Directors had a standing Audit Committee (the "Audit Committee"), a Compensation Committee (the "Company Compensation Committee"), a Pricing Committee (the "Pricing Committee") and an Executive Committee (the "Executive Committee"). The Board of Directors does not have a standing nominating committee.

     AUDIT COMMITTEE

     The Audit Committee consists of three directors, none of whom is an officer or employee of the Company. Ms. Marshall and Messrs. McWhorter and Prothro are the members of the committee. The Audit Committee recommends to the Board of Directors of the Company the selection of independent certified public accountants to audit annually the books and records of the Company, reviews the activities and the reports of the independent certified public accountants, and reports the results of such review to the Board of Directors. The Audit Committee also considers the adequacy of the Company's internal controls and internal auditing methods and procedures. The Audit Committee met four times in 1998.

     COMPANY COMPENSATION COMMITTEE

     The Company Compensation Committee consists of four directors, none of whom is an officer or employee of the Company, which, as authorized by the Board of Directors, makes determinations with respect to non-cash compensation to officers, directors and employees of the Company, including grants, options and awards under the LTEP (hereinafter defined). Messrs. Brocksmith, Fuellgraf, McWhorter and Miller are the members of such committee. The Company Compensation Committee met three times in 1998.

     EXECUTIVE COMMITTEE

     The Executive Committee consists of six directors, which, to the extent authorized by the Board of Directors, in the interim between meetings of the Board of Directors, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Messrs. Fuellgraf, Holloway, McFerson, Miller, Patterson and Shisler are the members of such committee. The committee did not meet during 1998.

     PRICING COMMITTEE

     The Pricing Committee consists of three directors. The Pricing Committee recommends to the Board of Directors the price of both equity and debt offerings of the Company. Messrs. Gasper, McFerson and Shisler are the members of the Pricing Committee. The Pricing Committee met once in 1998.

     DIRECTOR ATTENDANCE

     During fiscal year 1998, all incumbent directors attended at least 75% of the aggregate meetings of the Board of Directors and of the committees of the Board of Directors on which they served.

     DIRECTOR COMPENSATION

     Directors of the Company who are not employees of the Company or its affiliates receive an annual retainer of $50,000. Pursuant to the Nationwide Financial Services, Inc. Stock Retainer Plan for Non-Employee Directors, the annual retainer will be paid (i) $25,000 in cash and (ii) in shares of Class A Common Stock having an aggregate market value of $25,000 as of the date of payment. In addition, the Company reimburses directors for reasonable travel expenses incurred in attending meetings of the Board of Directors and committees thereof.

     In addition, some directors of the Company who are not employees of the Company or its affiliates may also receive compensation for service on the boards of directors of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. For the fiscal year ended December 31, 1998, Messrs. Fuellgraf, Holloway, Miller, Patterson and Shisler received $18,856, $3,458, $23,789, $16,592 and $21,029 respectively, for service to such companies.

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain a deferred compensation program applicable to non-employee members of their boards of directors (the "Directors' Deferred Compensation Program"). Each director who has been elected to the board of directors at least twice and has served for at least three years on the board of directors of a participating company is entitled to monthly payments, following termination of his or her service on the board of directors, of a monthly amount equal to the monthly director's fee being received by that director at the time of his or her retirement from the Board of Directors. The number of monthly payments will equal the number of months the individual served on the Board of Directors. Messrs. Fuellgraf, Miller, Patterson and Shisler, non-employee members of the Board of Directors of the Company, are also non-employee members of the Board of Directors of Nationwide Life Insurance Company and entitled to such payments.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The Company was incorporated in November of 1996. Pursuant to the Cost Sharing Agreement (hereinafter defined), the salaries and benefits of certain officers and employees of the Company and its subsidiaries, including the Named Executive Officers (hereinafter defined), will be paid by Nationwide Mutual Insurance Company and reimbursed in accordance with the terms of the Cost Sharing Agreement. See "Certain Transactions."

     The following table provides certain information concerning compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers (the "Named Executive Officers") as of the last fiscal year, for the last three fiscal years ended December 31, 1998, 1997 and 1996 for services rendered to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                          --------------------
                                                                                            AWARDS     PAYOUTS
                                             ANNUAL COMPENSATION                          ----------   -------
                                   ---------------------------------------                SECURITIES
                                                                 OTHER       RESTRICTED   UNDERLYING
                                                                 ANNUAL        STOCK       OPTIONS/     LTIP      ALL OTHER
            NAME AND                      SALARY     BONUS    COMPENSATION    AWARD(S)       SARS      PAYOUTS   COMPENSATION
       PRINCIPAL POSITION          YEAR      $         $           $             $            #           $           $
---------------------------------  ----   -------   -------   ------------   ----------   ----------   -------   ------------
Dimon R. McFerson:                 1998   430,970   392,982(4)          (5)     --           60,000    204,351(13)    23,278(11)
  Chairman and Chief               1997   381,717   111,780(2)          (5)   907,147(12)    40,000    207,000(6)     21,751(10)
  Executive Officer --             1996   324,790    71,820(3)          (5)     --           --        252,548(9)     14,482(7)
  Nationwide Insurance
  Enterprise(1)
Joseph J. Gasper:                  1998   461,308   330,647(4)          (5)     --           40,000    143,520(13)    21,491(11)
  President and Chief              1997   358,066    97,250(2)          (5)   396,563(12)    30,000    155,600(6)     18,155(10)
  Operating Officer                1996   232,959(8) 48,425(3)          (5)     --           --        169,763(9)     10,684(7)
Richard A. Karas:                  1998   283,847   212,503(4)          (5)     --           20,000    90,000(13)     13,174(11)
  President                        1997   246,058    72,900(2)          (5)   167,508(12)    10,000     81,000(6)     13,020(10)
  NFS Distributors, Inc.           1996   216,905    52,437(3)          (5)     --           --        115,362(9)      9,855(7)
Robert J. Woodward:                1998   236,599   209,607(4)          (5)     --           12,000     80,694(13)    10,883(11)
  Executive Vice President         1997   223,803    53,694(2)          (5)  182,877(12)     10,000     73,219(6)     11,453(10)
  Chief Investment Officer(1)      1996   222,784    59,399(3)          (5)     --           --         65,100(9)     10,470(7)
Douglas C. Robinette:              1998   232,500   118,683(4)          (5)   103,050(12)     3,200     62,489(13)     8,940(11)
  Senior Vice President --
  Marketing and Product
    Management

---------

 (1) Figures in the table, other than Restricted Stock, Securities Underlying Options/SARs and All Other Compensation, represent compensation received by Mr. McFerson and Mr. Woodward for their service rendered to the Company and its subsidiaries as allocated pursuant to the Cost Sharing Agreement. See "Certain Transactions."

 (2) Represents the amount received by the Named Executive Officers under the MIP (hereinafter defined) in 1998 for the 1997 award year.

 (3) Represents the amount received by the Named Executive Officers under the MIP in 1997 for the 1996 award year.

 (4) Represents the amount received by the Named Executive Officers under the PIP (hereinafter defined) in 1999 for the 1998 award year.

 (5) Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.

 (6) Represents the amount received by the Named Executive Officers under the EIP (hereinafter defined) in 1998 for the award period 1995 to 1997.

 (7) Represents contributions made or credited by the Company in 1996 under the Savings Plan (hereinafter defined) and the DC Supplemental Plan (hereinafter defined). The following are the amounts for the Savings Plan and the DC Supplemental Plan: McFerson $1,575 for the Savings Plan and $12,907 for the DC Supplemental Plan; Gasper $3,465 for the Savings Plan and $7,219 for the DC Supplemental Plan; Woodward $3,439 for the Savings Plan and $7,031 for the DC Supplemental Plan and Karas $4,500 for the Savings Plan and $5,355 for the DC Supplemental Plan.

 (8) Represents compensation received by Mr. Gasper solely for his services rendered to the Company in 1996 as allocated pursuant to the Cost Sharing Agreement. Prior to April 1996, Mr. Gasper was the Executive Vice President--Property/Casualty Operations of Nationwide Mutual Insurance Company and received compensation from Nationwide Mutual Insurance Company and its property/casualty insurance subsidiaries for services rendered to such companies. Such compensation is not reflected in the table.

 (9) Represents the amount received by the Named Executive Officers under the EIP in 1997 for the award period 1994 to 1996, and the SPIP (hereinafter defined) in 1997 for the award period 1993 to 1996.

(10) Represents contributions made or credited by the Company for 1997 under the Savings Plan and the DC Supplemental Plan. The following are the amounts for the Savings Plan and the DC Supplemental Plan: McFerson $2,142 for the Savings Plan and $19,609 for the DC Supplemental Plan; Gasper $4,760 for the Savings Plan and $13,395 for the DC Supplemental Plan; Karas $4,760 for the Savings Plan and $8,260 for the DC Supplemental Plan and Woodward $3,468 for the Savings Plan and $7,985 for the DC Supplemental Plan.

(11) Represents contributions made or credited by the Company for 1998 under the Savings Plan and the DC Supplemental Plan. The following are the amounts for the Savings Plan and the DC Supplement Plan and in the case of Mr. McFerson, above market interest on deferred compensation; McFerson $2,206 for the Savings Plan and $20,224 for the DC Supplement Plan and $848 for the above market interest on deferred compensation; Gasper $4,800 for the Savings Plan and $16,691 for the DC Supplement Plan; Karas $4,800 for the Savings Plan and $8,374 for the DC Supplement Plan; Woodward $3,497 for the Savings Plan and $7,386 for the DC Supplement Plan; and Robinette $4,800 for the Savings Plan and $4,140 for the DC Supplement Plan.

(12) The following are the number of shares and value of the restricted stock at the end of the last fiscal year for: McFerson--38,602 shares, at a value of $1,995,241; Gasper--16,875 shares, at a value of $872,227; Karas -- 7,128 shares, at a value of $368,424; Woodward 7,782 shares at a value of $402,232; and Robinette -- 2,400 shares, at a value of $124,050.

(13) Represents the amount received by the Named Executive Officers under the EIP in 1999 for the award period 1996-1998.

  MANAGEMENT INCENTIVE PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Management Incentive Plan (the "MIP"). Under the MIP, annual payments are made to the Named Executive Officers and certain other management employees of the participating companies based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise, the relevant operating company, the relevant business unit and the individual participant over the preceding year. Performance measures are based on profitability, growth, expense management and key strategic objectives which are established in advance. Under the MIP, the participant will be granted a target incentive amount that represents a percentage (from 5% to 15% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the MIP will range from zero to twice the target incentive amount, depending solely on the achievement of the performance measures. Beginning in 1998 the Named Executive Officers and certain other officers of the participating companies no longer participate in the MIP, but rather participate in the PIP (hereinafter defined).

  PERFORMANCE INCENTIVE PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Performance Incentive Plan (the "PIP"), first implemented in 1998. Under the PIP, annual payments are made to the Named Executive Officers and certain other management employees of the participating companies based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise, the relevant operating company, the relevant business unit and the individual participant over the preceding year. Performance measures are based on a broad series of key financial results, financial and operational comparison to external peer comparators, the extent of accomplishment of strategic initiatives, and other factors and results impacting organization performance, and further based upon individual employee performance. Under the PIP, the participant will be granted a target incentive amount that represents a percentage (from 20% to 50% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the PIP will range from zero to no maximum factor of the participant's base salary, depending solely on the achievement of the performance measures.

  EXECUTIVE INCENTIVE PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Executive Incentive Plan (the "EIP"). Under the EIP, annual payments are made to the Named Executive Officers and certain other officers of the participating companies based on the achievement of measures tied to the performance of the Nationwide Mutual Insurance Company and its subsidiaries and affiliates (the "Nationwide Insurance Enterprise") and the relevant operating company over the preceding three years. Performance measures are based on profitability and growth objectives which are established in advance by the Board of Directors of the participating company. Under the EIP, the participant will be granted a target incentive amount that represents a percentage (from 10% to 30% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant will range from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

  SUSTAINED PERFORMANCE INCENTIVE PLAN

     Prior to 1997, Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintained the Sustained Performance Incentive Plan (the "SPIP"). Under the SPIP, payments were made to the Named Executive Officers and other senior officers of the participating companies in each odd-numbered calendar year based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise over the preceding four years. Performance measures were based on profitability, growth and strategic objectives for the Nationwide Insurance Enterprise which were established in advance by the Boards of Directors of the participating companies. Under the SPIP, participants were granted target incentive amounts that represented a percentage (10% to 20% depending on the participant's position within the participating company) of the sum of the participant's base salary for the last two years of the performance cycle. The actual amount received by the participant ranged from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

     Nationwide Mutual Insurance Company and the participating subsidiaries and affiliates terminated the SPIP at the close of calendar year 1996. A payment under the SPIP was made in 1997, covering performance measured for the period from 1993 to 1996. Such payment was made in cash as provided in the SPIP. To facilitate the termination of the SPIP, the performance measurement period for 1995 to 1998 was closed at the end of calendar year 1996. Payments made in 1997 for such performance measurement period were made in shares of restricted stock of the Company under the Company's 1996 Long-Term Equity Compensation Plan. Messrs. McFerson, Gasper, Karas and Woodward received 23,602, 6,875, 3,128 and 4,282 shares of restricted stock, respectively.

  LONG-TERM EQUITY COMPENSATION PLAN

     The purpose of the Long-Term Equity Compensation Plan (the "LTEP") is to benefit the stockholders of the Company by encouraging high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, attracting and retaining the services of such individuals and aligning the interests of such individuals with those of the stockholders.

     The LTEP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options, for shares of Class A Common Stock; (ii) stock appreciation rights ("SARs"), either in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance awards. Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of
Section 422 of the IRC. Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by the Company Compensation Committee.

     The LTEP grants the Company Compensation Committee, which administers the LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant. The LTEP is intended to constitute a nonqualified, unfunded, unsecured plan for incentive and deferred compensation and is not intended to be subject to any requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Awards under the LTEP which are performance-based are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended ("IRC").

     No awards may be granted under the LTEP after December 11, 2006, and the LTEP may be terminated by the Board of Directors of the Company prior to such date. In the event of expiration or earlier termination of the LTEP, the LTEP will remain in effect until such time as all awards granted thereunder have been satisfied or have expired.

  DEFERRED COMPENSATION PROGRAM

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain a deferred compensation program (the "Officers' Deferred Compensation Program") pursuant to which officers of participating companies may elect to defer payment of amounts otherwise payable to them. An eligible officer is permitted to enter into a deferral agreement pursuant to which such officer may annually elect to defer a portion of his or her salary or incentive compensation earned under the PIP, MIP or EIP during the following year. Any such election is effective prospectively. Amounts deferred under the Officers' Deferred Compensation Program will generally be payable in annual installments beginning in January of the calendar year following the calendar year in which the officer terminates employment. Amounts deferred under the Officers' Deferred Compensation Program are credited with interest. The interest rate is based on the fixed rate option in the Savings Plan.

  SAVINGS PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Nationwide Insurance Enterprise Savings Plan (the "Savings Plan"), a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies within the Nationwide Insurance Enterprise. Under the Savings Plan, participants who are not residents of Puerto Rico may elect to contribute between 1% and 22% of their compensation to accounts established on their behalf under the Savings Plan in the form of voluntary salary reductions on a pretax basis and participants who are residents of Puerto Rico may make contributions on an after-tax basis. The participating companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 70% of the first 2% of compensation deferred or contributed to the Savings Plan by each employee, and 40% of the next 4% of compensation deferred or contributed by each employee to the Savings

Plan. All amounts contributed to the Savings Plan are held in a separate account for each participant and are invested in one or more funds made available under the Savings Plan and selected by the participant. Normally, a participant receives the value of his or her account upon termination of employment, although a participant may withdraw all or a part of the amounts credited to his or her accounts during employment under certain circumstances including attainment of age 59 1/2, or receive a loan of a portion of his or her account balance. Under the Savings Plan, a participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals (and earnings on those deferrals) or after-tax contributions (and earnings on those contributions), as applicable. A participant is vested in amounts attributable to employer matching contributions (and earnings on those contributions) over a period of five years.

  SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Insurance Enterprise Supplemental Defined Contribution Plan (the "DC Supplemental Plan"), which provides benefits, equal to employer matching contributions that would have been made under the Savings Plan for the participants, in the absence of the IRC Section 401(a)(17) limitation on compensation that can be considered and the IRC Section 402(g) limitation on amounts that can be deferred under the Savings Plan reduced by actual employer matching contributions made to the Savings Plan. Participants are limited to those elected officers earning in excess of $160,000 annually. Benefits under the DC Supplemental Plan vest at the same time as employer matching contributions vest under the Savings Plan.

  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table shows, as to the Named Executive Officers in the Summary Compensation Table, certain information concerning stock options granted during the 1998 fiscal year under the LTEP.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANT
                            ---------------------------------------------------------------------
                               NUMBER OF        % OF TOTAL
                              SECURITIES         OPTIONS
                              UNDERLYING         GRANTED          EXERCISE                           GRANT DATE
                            OPTIONS GRANTED    TO EMPLOYEES    OR BASE PRICE       EXPIRATION       PRESENT VALUE
           NAME                  # (1)        IN FISCAL YEAR        $/SH              DATE              $ (2)
           ----             ---------------   --------------   --------------   -----------------   -------------
Dimon R. McFerson.........      60,000             18.7%          $ 39.375      February 10, 2008     $924,600
Joseph J. Gasper..........      40,000             12.4%            39.375      February 10, 2008      616,400
Richard A. Karas..........      20,000              6.2%            39.375      February 10, 2008      308,200
Robert J. Woodward, Jr....      12,000              3.7%            39.375      February 10, 2008      184,920
Douglas C. Robinette......       3,200              1.0%           42.9375           May 12, 2008       51,136

---------------

(1) One-third of the options granted become exercisable each year on the anniversary of the grant date. Options may be accelerated upon a change of control or certain other events of termination of employment.

(2) The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

     - An exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

     - The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free rate was 5.49% for the February 10, 1998 grants and 5.63% for the May 12, 1998 grant.

     - Dividends at a rate of $0.24 per share for the February 10, 1998 grants and $0.32 for the May 12, 1998 grant, representing the annualized dividends paid on shares of common stock at the date of grant.

     - An option term before exercise of 5 years, which represents the typical period that options are held prior to exercise.

     - Volatility of the stock price of 36.6% for the February 10, 1998 grants, reflecting the daily stock price volatility for the approximate eleven month period from the initial public offering to the grant date, and 34.8% for the May 12, 1998 grant, reflecting the daily stock price volatility for the one-year period prior to the grant date.

     - No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture.

  OPTIONS/SARS EXERCISES AND HOLDINGS

     The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options and/or SARs during 1998 and unexercised options and SARs held as of fiscal year-end December 31, 1998, under the LTEP.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                        VALUE OF
                                                                                       UNEXERCISED
                                                                                      IN-THE-MONEY
                                                         NUMBER OF SECURITIES          OPTIONS AT
                                                        UNDERLYING UNEXERCISED         FY-END ($)
                                                          OPTIONS AT FY-END #         EXERCISABLE/
NAME                                                   EXERCISABLE/UNEXERCISABLE      UNEXERCISABLE
----                                                   -------------------------    -----------------
Dimon R. McFerson..................................           13,333/86,667         375,824/1,490,426
Joseph J. Gasper...................................           10,000/60,000         281,875/1,056,250
Richard A. Karas...................................            3,333/26,667            93,949/434,176
Robert J. Woodward, Jr.............................            3,333/18,667            93,949/335,676
Douglas C. Robinette...............................                 0/3,200                  0/28,000

        LONG-TERM INCENTIVE PLANS ("LTIP") -- AWARDS IN LAST FISCAL YEAR

                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                             PERFORMANCE OR              NON-STOCK PRICE-BASED PLANS
                                              OTHER PERIOD         ---------------------------------------
                                            UNTIL MATURATION       THRESHOLD        TARGET        MAXIMUM
                   NAME                        OR PAYOUT              ($)            ($)            ($)
                   ----                     ----------------       ---------       --------       --------
Dimon R. McFerson.........................     1998-2000             36,351         196,491        392,982
Joseph J. Gasper..........................     1998-2000             25,530         138,000        276,000
Richard A. Karas..........................     1998-2000             15,000          45,000         90,000
Robert J. Woodward, Jr....................     1998-2000             11,962          64,659        129,318
Douglas C. Robinette......................     1998-2000             11,500          34,500         69,000

     The LTIP Table above reflects participation of each Named Executive Officer in the EIP for the performance cycle of January 1, 1998 through December 31, 2000. For Messrs. McFerson, Gasper and Woodward, payment is based upon the executive's base salary at the end of the three-year performance cycle, a predetermined percentage of that salary, and the achievement of specified levels of Return on Equity of the Company, and Trade Combined Ratio and Net Written Premium Growth of the Nationwide Insurance Enterprise over the three-year period. The threshold amount will be earned if approximately 93% of the targeted Return on Equity of the Company and a minimal specified level of a combination of the Trade Combined Ratio and Net Written Premium Growth of the Nationwide Insurance Enterprise are achieved for the three-year period. The target amount will be earned if 100% of the targeted Return on Equity of the Company and a targeted specified level of a combination of the Trade Combined Ratio and Net Written Premium Growth of the Nationwide Insurance Enterprise is achieved for the three-year period. The maximum amount will be earned if approximately 123% of the targeted Return on Equity of the Company and a maximum specified level of a combination of the Trade Combined Ratio and Net Written Premium Growth of the Enterprise are achieved for the three-year period. For Messrs. Karas and Robinette, payment is based upon the same factors except that the performance measurement criteria used is only the Return on Equity of the Company. Base salary levels as of December 31, 1998, were used to calculate the estimated dollar value of the future payments. No payment will be made if the minimal performance results are not achieved.

PENSION PLANS

  RETIREMENT PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain a qualified defined-benefit plan, the Nationwide Insurance Enterprise Retirement Plan (the "Retirement Plan"). In general, a participant's annual retirement benefit under the Retirement Plan will be equal to the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (to a maximum of 35 years) and
(ii) 0.50% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (to a maximum of 35 years). Final Average Compensation, for the portion of the participant's benefit which is attributable to service on or after January 1, 1996, is the average of the highest five consecutive covered compensation amounts of the participant in the participant's last 10 years of service. For the portion of a participant's benefit attributable to service prior to January 1, 1996, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant's last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any member of the Nationwide Insurance Enterprise. With respect to Messrs. Gasper, Karas and Robinette, because each such officer's compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary, Bonus and LTIP Payouts shown in the Summary Compensation Table. Covered compensation for Messrs. McFerson and Woodward includes the amount set forth under the headings Salary, Bonus and LTIP shown in the Summary Compensation Table and additional compensation amounts received for services rendered to other companies of the Nationwide Insurance Enterprise. Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age 65, whichever is later.

     A participant becomes fully vested after the completion of five years of vesting service. The Retirement Plan generally provides for payments to or on behalf of each vested participant upon such participant's retirement on his or her normal retirement date or later, although provision is made for payment of early retirement benefits on a reduced basis commencing at age 55 for those participants with 15 or more years of vesting service or at age 62 for those with 5 or more years of vesting service. The normal retirement date under the Retirement Plan is the later of the date the participant attains age 65 or completes five years of vesting service. Death benefits are payable to a participant's spouse or, under certain circumstances, the named beneficiary, of a participant who dies with a vested benefit under the Retirement Plan or while an employee. The Retirement Plan also provides for the funding of retiree medical benefits under Section 401(h) of the IRC.

  EXCESS AND SUPPLEMENTAL PLANS

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain an unfunded, nonqualified defined-benefit excess benefit plan, the Nationwide Insurance Enterprise Excess Benefit Plan (the "Excess Plan") and an unfunded, nonqualified defined-benefit supplemental benefit plan pursuant to which certain participants may receive a supplemental retirement benefit, the Nationwide Insurance Enterprise Supplemental Retirement Plan (the "Supplemental Plan"). Any participant whose benefits are limited under the Retirement Plan by reason of limitations under Section 415 of the IRC on the maximum benefit that may be paid under the Retirement Plan will receive, under the Excess Plan, that portion of the benefit that he or she would have been entitled to receive under the Retirement Plan in the absence of such limitations. Officers who earn in excess of $160,000 annually, have at least 5 years of vesting service and whose benefits under the Retirement Plan are limited by reason of certain other limitations under the IRC, may receive benefits under the Supplemental Plan. Benefits under the Supplemental Plan will be the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (up to a maximum of 40 years) and (ii) 0.75% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (up to a maximum of 40 years) reduced by benefits accrued under the Retirement Plan and the Excess Plan. The benefits under the Supplemental Plan, for individuals participating in that plan on January 1, 1999, and the Excess Plan vest at the same time as benefits vest under the Retirement Plan. Benefits for all other participants in the Supplemental Plan vest over a period of 5 years of participation in that plan.

     The chart below indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Retirement Plan including payments made under the Excess and Supplemental Plans as a result of limitations imposed by the IRC, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Retirement Plan (including payments made under the Excess and Supplemental Plans) would be the total of the benefit determined based on years of service earned under each method.

                               PENSION PLAN TABLE

                                     YEARS OF SERVICE
FINAL AVERAGE    --------------------------------------------------------
COMPENSATION        15          20          25          30          35
-------------    --------    --------    --------    --------    --------
  $125,000       $ 30,478    $ 40,637    $ 50,797    $ 60,956    $ 71,115
  $150,000         37,040      49,387      61,734      74,081      86,428
  $175,000         48,998      65,331      81,664      97,996     114,329
  $200,000         56,498      75,331      94,164     112,996     131,829
  $225,000         63,998      85,331     106,664     127,996     149,329
  $250,000         71,498      95,331     119,164     142,996     166,829
  $300,000         86,498     115,331     144,164     172,996     201,829
  $350,000        101,498     135,331     169,164     202,996     236,829
  $400,000        116,498     155,331     194,164     232,996     271,829
  $450,000        131,498     175,331     219,164     262,996     306,829
  $500,000        146,498     195,331     244,164     292,996     341,829
  $600,000        176,498     235,331     294,164     352,996     411,829
  $700,000        206,498     275,331     344,164     412,996     481,829
  $800,000        236,498     315,331     394,164     472,996     551,829
  $900,000        266,498     355,331     444,164     532,996     621,829

     All Named Executive Officers have a portion of their benefit calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Retirement Plan for Messrs. McFerson, Gasper, Karas, Woodward and Robinette, was 23 years, 29.5 years, 31.5 years, 31.67 years and 11.42 years, respectively. Mr. McFerson's credited years of service include, pursuant to an agreement with Nationwide Mutual Insurance Company, 8.17 years in excess of those actually earned through employment by the Nationwide Insurance Enterprise. The benefit attributable to those additional years will be paid by Nationwide Mutual Insurance Company (not the Retirement Plan) and is reduced by the benefit payable under the retirement plan of Mr. McFerson's previous employer. Pursuant to an agreement with Nationwide Mutual Insurance Company, Mr. Robinette's service with all enterprise companies prior to January 1, 1996 will be treated as service with Nationwide Mutual Insurance Company. The additional benefit to Mr. Robinette, if any, will be paid by Nationwide Mutual Insurance Company, not the Retirement Plan. Each of the Named Executive Officers earned additional years of service in 1996, 1997 and 1998, and their benefit for such years and all future years will be calculated under the new definition of Final Average Compensation. Covered compensation paid by the Company for the fiscal year ended December 31, 1998, for Messrs. McFerson, Gasper, Karas, Woodward and Robinette was $747,670, $716,035, $438,131, $362,677 and $297,966 respectively.

         COMPENSATION COMMITTEE JOINT REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     Approximately twenty percent of the Company is publicly traded. Nationwide Mutual Insurance Company through a wholly-owned subsidiary, owns approximately eighty percent of the outstanding shares of the Company. Because Nationwide Life Insurance Company is the principal operating subsidiary of the Company, the Nationwide Life Insurance Company Compensation Committee (the "Nationwide Life Compensation Committee") established all components of 1998 compensation for the Company's executive officers, with the exception of stock-based incentive grants made by the Company Compensation Committee under the LTEP.

     Dimon R. McFerson, the Company's Chairman and Chief Executive Officer--Nationwide Insurance Enterprise, serves also in the same capacity for Nationwide Life Insurance Company. Robert J. Woodward Jr., the Company's Executive Vice President--Chief Investment Officer, serves also in the same capacity for Nationwide Life Insurance Company. Pursuant to the Cost Sharing Agreement, compensation for Mr. McFerson and Mr. Woodward is allocated among the companies in the Nationwide Insurance Enterprise for whom services are performed. The amounts are paid by Nationwide Mutual Insurance Company and reimbursed by the other companies in accordance with the terms of the Cost Sharing Agreement. The 1998 compensation for Mr. McFerson and Mr. Woodward reported in the compensation tables and discussed in this report is the amount allocated to the Company and its subsidiaries under the Cost Sharing Agreement and is solely for services rendered to the Company and its subsidiaries. Compensation for the other executives named in the compensation tables was not allocated and is their aggregate 1998 compensation for services rendered to the Company and its subsidiaries.

     The Nationwide Life Compensation Committee and the Company Compensation Committee are both comprised solely of non-employee directors.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Nationwide Life Compensation Committee and the Company Compensation Committee (collectively referred to herein as the "Compensation Committees") believe that the compensation program for the Company's executive officers should support the Company and the Nationwide Insurance Enterprise vision and business strategies. In addition, compensation should be determined within a competitive framework based on overall financial results, business unit results, teamwork, and individual contributions that help build value for the Company's stockholders. The primary objectives of the compensation program are to:

     - Provide a direct link between pay and performance;

     - Allocate a larger percentage of executive compensation to pay that is at-risk in order to positively influence behavior and support accountability;

     - Attract, retain and motivate top-caliber employees required for new business directions;

     - Offer total compensation opportunities that are fully competitive with the appropriate external markets in design and pay level; and

     - Emphasize the need to focus on stockholder value, in addition to providing competitive value to customers.

     As part of the overall compensation philosophy, the Compensation Committees have determined that total compensation and each of the elements that comprise total compensation (base salary, annual incentives, long-term incentives) should be targeted at the 50th percentile of the market. The Compensation Committees believe that differences in individual performance should result in significantly different levels of compensation. Therefore, individual pay delivered may be higher or lower than the 50th percentile of the market, depending on individual performance.

     Competitive market data is provided to the Compensation Committees by independent compensation consultants. This data compares the Company's and the Nationwide Insurance Enterprise's compensation practices to various groups of comparator companies. These comparator companies compete with the Company and with the Nationwide Insurance Enterprise for customers, capital, and employees, and are comparable to the Company or Nationwide Insurance Enterprise in size, scope, and business focus. This group includes both multi-line insurers and diversified financial organizations.

     The companies chosen for the compensation comparator group are not necessarily the same companies that comprise the peer group in the Performance Graph below included in this Proxy Statement. The compensation comparator group includes more companies than those in the peer group because it provides the Compensation Committees a broader data base for comparison purposes.

ELEMENTS OF 1998 EXECUTIVE COMPENSATION

     The key elements of the Company's executive compensation program are base salary, annual incentives and long-term compensation. The following discussion relates to the Company's executive officers other than Mr. McFerson whose compensation is discussed separately in the Compensation of the Chief Executive Officer.

BASE SALARIES

     Base salaries offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance, and encourage the development of executives. Pay for individual performance rewards executives for achieving goals that may not be immediately evident in common financial measurements.

     Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity, and external pay practices.

     In determining increases to base salaries for 1998, the Nationwide Life Compensation Committee considered relevant external market data, as described above in Compensation Philosophy and Objectives. However, increases to base salaries were driven primarily by individual performance that was evaluated based on levels of individual contribution to the Company and the Nationwide Insurance Enterprise. When evaluating individual performance, the Nationwide Life Compensation Committee considered, among other things, the executive's efforts in promoting Company and Nationwide Insurance Enterprise values; continuing educational and management training; improving product quality; developing relationships with customers, suppliers, and employees; and demonstrating leadership abilities among coworkers. No specific formula was used in evaluating individual performance, and the weighting given to each factor with respect to each executive officer was within the individual discretion and judgment of each member of the Nationwide Life Compensation Committee. Base salaries for the executive officers, including promotion increases, were increased in 1998 by an average of 10.6%, a rate comparable to the median base salary increases provided at comparator companies. Executive officer salaries were established at a level that is consistent with the goals stated in Compensation Philosophy and Objectives.

ANNUAL INCENTIVE COMPENSATION

     The PIP promotes the pay-for-performance philosophy of the Compensation Committees by providing executives with direct financial rewards in the form of annual cash incentives. Awards for 1998 were based on the performance of Return on Equity, Premium Growth, and other key financial measures, financial and operational comparison to external peer competitors, the extent of accomplishment of strategic initiatives, and other factors and results impacting performance for both the Company and Return on Equity, Revenue Growth and Expense Management of the Nationwide Insurance Enterprise, and further based upon individual employee performance.

     Each year, the Nationwide Life Compensation Committee establishes many specific performance measures used for the PIP. Participants are provided a target incentive opportunity that represents a percentage of their base salary. In 1998, individual targets ranged from twenty to forty-five percent of base salary. Individual payouts under the PIP may range from zero to no maximum factor of the individual's target incentive amount, depending on the achievement of the performance measures. For 1998, the excellent results achieved for the Return on Equity, the Premium Growth, and other financial and strategic performance measures of the Company and of the

Nationwide Insurance Enterprise resulted in a payout of 180 percent of target for Mr. Gasper; and an average of 173 percent of target for Mr. Karas, Mr. Woodward and Mr. Robinette. These amounts are reflected in the Bonus column in the Summary Compensation Table.

LONG-TERM INCENTIVE COMPENSATION

     In keeping with the philosophy of the Compensation Committees to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. When determining long-term incentive award sizes, the Compensation Committees consider the executives' levels of responsibility, position within the Company or Nationwide Insurance Enterprise, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

     The Compensation Committees utilize the two long-term incentive plans described below. While each plan has a different objective, the plans work together in order to achieve a balance among operational and strategic goals, market pay orientation, and alignment of executive interests with that of stockholders.

EXECUTIVE INCENTIVE PLAN

     Under the EIP, participants receive cash awards based on the achievement of measures tied to the performance of the Company and the Nationwide Insurance Enterprise over a three-year period. New performance cycles start annually. The EIP participants are granted a target incentive amount that represents a percentage (from 5% to 25%) of their base salary. Individual payouts may range from zero to 200 percent of the individual's target incentive amount, depending solely on the achievement of the performance measures.

     The EIP award paid for 1998 was based on the three-year award period from 1996 to 1998. Performance was measured by the Return on Equity of the Company, and the Trade Combined Ratio and the Net Written Premium Growth of Nationwide Insurance Enterprise. For the 1996-1998 award period, the outstanding results achieved for the Return on Equity of the Company and the Trade Combined Ratio and the Net Written Premium Growth of the Nationwide Insurance Enterprise resulted in a payout of 156 percent of target for Mr. Gasper and Mr. Woodward, and 200 percent of target for Mr. Karas and Mr. Robinette. The amounts are reflected in the LTIP payout column in the Summary Compensation Table.

     Award opportunities under the EIP, which were approved by the Nationwide Life Compensation Committee for the 1998-2000 award period, are reflected in the LTIP Award Table. The executive officers received target incentive amounts representing 15% to 35% of base salary. The performance measures are the same as those measured for the 1996-1998 award period. These opportunities were determined consistent with the plan design described above, and the goals stated in Compensation Philosophy and Objectives.

LONG-TERM EQUITY COMPENSATION PLAN

     The LTEP authorizes grants of stock options, stock appreciation rights, restricted stock, and performance awards. The objectives of the LTEP are to encourage high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, to attract and retain the services of such individuals, and to align the interests of such individuals with those of the stockholders.

     During February 1998 and May 1998, the Company Compensation Committee made grants to executive officers and others under the LTEP. Award sizes were determined based on competitive equity grant practices using the median practices at comparator companies and the individual's impact on the Company's performance and were determined consistent with the goals stated in Compensation Philosophy and Objectives. The grant was awarded in non-qualified stock options that have an exercise price equal to the fair market value of the Common Stock on the date of the option grant. Such options become exercisable in equal installments over a three-year term, and expire ten years after the date of grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Dimon R. McFerson serves as the Company's Chairman and Chief Executive Officer -- Nationwide Insurance Enterprise, as well as in the same capacity for Nationwide Life Insurance Company. Except for grants made under the LTEP in February 1998 by the Company Compensation Committee, all components of Mr. McFerson's compensation for 1998 were established by the Nationwide Life Compensation Committee.

     As discussed above in the Introduction, a portion of Mr. McFerson's annual compensation is allocated to the Company for services rendered to the Company, based on the time Mr. McFerson devotes to his responsibilities with the Company. The compensation reported for Mr. McFerson in the compensation tables and discussed in this report represents amounts paid for Mr. McFerson's services as Chairman and Chief Executive Officer -- Nationwide Insurance Enterprise of the Company and its subsidiaries.

     Mr. McFerson's 1998 compensation was determined pursuant to the same philosophy and objectives described earlier in this report and used for all executive officers. In determining the compensation of Mr. McFerson for 1998, the Nationwide Life Compensation Committee reviewed the strong Company and Nationwide Insurance Enterprise financial results for 1997, Mr. McFerson's superior leadership of the Nationwide Insurance Enterprise since 1992, his extensive experience in the industry, and his successful efforts in the Company. The portion of Mr. McFerson's base salary compensation allocated to the Company totaled $430,970 in 1998, an increase of 12.9 percent over 1997. This increase reflects both an adjustment in Mr. McFerson's annual base salary rate, and an increase in the cost allocation. In 1998, Mr. McFerson's annual base salary rate was increased by 5.6 percent. This increase positioned Mr. McFerson's base salary compensation at approximately the 50th percentile of the comparator companies.

     The portion of Mr. McFerson's annual incentive award allocated to the Company earned in 1998 under the PIP was $392,982. This award was 91.2 percent of his allocated base salary compensation, and reflected 180 percent of his target incentive. This payment was determined by the level of achievement of specified financial, operational and strategic goals as assessed by the Nationwide Life Insurance Company Board of Directors in their annual performance evaluation of Mr. McFerson.

     With regard to long-term incentive compensation, the portion of Mr. McFerson's EIP award allocated to the Company was $204,351, reflecting performance over the 1996-1998 award period. This award was 47.4 percent of his allocated base salary compensation, and reflected 156 percent of his target incentive. This payment was determined by the strong results achieved for the Return on Equity of the Company and the Trade Combined Ratio and the Net Written Premium of the Nationwide Insurance Enterprise.

     Under the LTEP, the Company Compensation Committee granted Mr. McFerson 60,000 stock option shares. In making this grant, the Company Compensation Committee took into account competitive levels of long-term compensation for Chief Executive Officers of major diversified insurance and financial services organizations with similar size and scope, as well as Mr. McFerson's role in the continued strategic positioning of the Company. In addition, the Company Compensation Committee reflected the Company's desire to have top officers build a significant personal level of stock ownership in the Company, so as to better align their interests with those of other stockholders.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the IRC provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the IRC. The Compensation Committees intend to continue increased reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Compensation Committees currently anticipate that such programs will also be designed to satisfy the requirements of Section 162(m) of the IRC with respect to the deductibility of compensation paid. However, the Compensation Committees may award compensation that is not fully deductible if the Compensation Committees determine that such award is consistent with their philosophy and in the best interests of the Company and its stockholders.

NATIONWIDE FINANCIAL SERVICES COMPENSATION COMMITTEE

David O. Miller, Chairman
James G. Brocksmith, Jr.
Charles L. Fuellgraf, Jr.
Donald L. McWhorter

NATIONWIDE LIFE INSURANCE COMPANY COMPENSATION COMMITTEE

Willard J. Engel, Chairman
Fred C. Finney
Yvonne L. Montgomery
Robert L. Stewart

PERFORMANCE GRAPH

     The following graph shows a comparison of the Company's cumulative total shareholder return since its initial public offering on March 6, 1997 with the S&P 500 Composite Index and with an index of peer companies selected by the Company.

     One company in the peer group used by the Company in its 1997 proxy statement -- SunAmerica, Inc. -- was acquired by American International Group, Inc. during 1997. As a result, SunAmerica, Inc. ceased to trade publicly after December 31, 1998. The Company has formed a new peer group removing SunAmerica, Inc. and including an expanded group of insurance and financial services companies that are considered to be significant competitors.

     Companies included in the peer groups are as follows:

OLD PEER GROUP                                           NEW PEER GROUP
--------------                                           --------------
American General Corporation                             AFLAC, Incorporated
The Equitable Companies, Inc.                            Allmerica Financial Corporation
Hartford Life, Inc.                                      American General Corporation
Lincoln National Corporation                             The Equitable Companies, Inc.
SunAmerica, Inc.                                         Hartford Life, Inc.
                                                         Jefferson-Pilot Corporation
                                                         Lincoln National Corporation
                                                         Protective Life Corporation
                                                         Reliastar Financial Corp.
                                                         T. Rowe Price Associates, Inc.

     The graph plots the changes in the value of an initial $100 investment over the indicated time periods assuming reinvestment of dividends. Returns for the S&P 500 index and the peer company indices have been weighted according to their respective total market capitalization.

                COMPARISON OF 22 MONTH CUMULATIVE TOTAL RETURN*

                                        NATIONWIDE FINANCIAL
                                           SERVICES INC.          NEW PEER GROUP         OLD PEER GROUP            S&P 500
                                        --------------------      --------------         --------------            -------
3/6/97                                          100                    100                    100                    100
12/97                                           155                    135                    141                    123
12/98                                           223                    179                    197                    158

     The Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Company will not make or endorse any predictions as to future stock performance.

                              CERTAIN TRANSACTIONS

     The Company, Nationwide Mutual Insurance Company and Nationwide Corporation entered into an Intercompany Agreement, certain provisions of which are summarized below (the "Intercompany Agreement"). As used herein, "Nationwide Mutual Insurance Company" means Nationwide Mutual Insurance Company collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).

     Nationwide Mutual Insurance Company Consent to Certain Events. The Intercompany Agreement provides that until Nationwide Mutual Insurance Company ceases to control at least 50% of the combined voting power of the outstanding voting stock of the Company, the prior written consent of Nationwide Mutual Insurance Company will be required for: (i) any consolidation or merger of the Company or any of its subsidiaries with any person (other than with a wholly-owned subsidiary); (ii) any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions, involving consideration in excess of $250 million; (iii) any change in the authorized capital stock of the Company or the creation of any additional class or series of capital stock of the Company; (iv) any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase such equity securities, except (a) up to 2.6 million shares of Class A Common Stock pursuant to employee and director stock option, profit-sharing and other benefit plans of the Company and its subsidiaries and any options exercisable therefor, (b) shares of Class A Common Stock issued upon the conversion of any Class B Common Stock, (c) the issuance of shares of capital stock of a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company and (d) in the public offering of Class A Common Stock in March 1997; (v) the dissolution, liquidation or winding up of the Company; (vi) the amendment of the Certificate of Incorporation and certain provisions of the Bylaws affecting corporate governance; (vii) the election, removal or filling of a vacancy in the office of the Chairman or Chief Executive Officer or President of the Company;
(viii) the declaration of dividends on any class or series of capital stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A Common Stock; (ix) capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months; (x) the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except in connection with the Capital Securities and the Senior Notes; and (xi) any change in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any committee thereof and the filling of newly created memberships and vacancies on the Board of Directors or any committee thereof.

     License to Use Nationwide Name and Service Marks. Pursuant to the Intercompany Agreement, Nationwide Mutual Insurance Company granted to the Company and certain of its subsidiaries a non-exclusive, nonassignable, revocable license to use the "Nationwide" trade name and certain other service marks specifically identified in the Intercompany Agreement (collectively, the "Service Marks") solely for the purpose of identifying and advertising the Company's long-term savings and retirement business and activities related to such business.

     Equity Purchase Rights. The Company has agreed that, to the extent permitted by the New York Stock Exchange (the "NYSE") and so long as Nationwide Mutual Insurance Company controls at least 50% of the combined voting power of the outstanding voting stock of the Company, Nationwide Corporation may purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

     Registration Rights. The Company has granted to Nationwide Corporation certain demand and "piggyback" registration rights with respect to shares of Common Stock owned by it. Nationwide Corporation has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right, which it may exercise at any time and from time to time, to include the shares of Common Stock held by it in any registration of common equity securities of the

Company, initiated by the Company on its own behalf or on behalf of any other stockholders of the Company. These rights are subject to certain "blackout" provisions. Such registration rights are transferable by Nationwide Corporation.

     Nationwide Mutual Insurance Company Agents. In the Intercompany Agreement, Nationwide Mutual Insurance Company has agreed to allow the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual Insurance Company insurance agents. Such right is exclusive to the Company, subject to the limited right of certain other members of the Nationwide Insurance Enterprise to sell such products through the agency force, for at least five years following the Equity Offerings.

FEDERAL INCOME TAXES

     The Company is included in the consolidated United States federal income tax return for which Nationwide Mutual Insurance Company is the common parent and the Company's tax liability will be included in the consolidated federal income tax liability of Nationwide Mutual Insurance Company. The Company also may be included in certain state and local tax returns of Nationwide Mutual Insurance Company or its subsidiaries.

     The Company is a party to an agreement, with Nationwide Mutual Insurance Company and the other companies in the consolidated returns of Nationwide Mutual Insurance Company, to determine the manner in which their respective tax liabilities will be determined (the "Tax Sharing Agreement") for 1996 and subsequent years, as long as the Company is included in the consolidated federal income tax return for Nationwide Mutual Insurance Company. It will also be effective for any year in which the Company is included in a consolidated or combined state or local tax return. Under the Tax Sharing Agreement, the Company will pay to Nationwide Mutual Insurance Company amounts equal to the taxes that the Company would otherwise have to pay if the Company were to file a separate federal income, or a separate state or local income or franchise, tax return (including any amounts determined to be due as a result of a redetermination of the tax liability of the consolidated or combined group of which Nationwide Mutual Insurance Company is the common parent arising from any audit or otherwise). The Company will be responsible for all taxes, including assessments, if any, for prior years with respect to all other taxes payable by the Company or any of its subsidiaries, and for all other federal, state and local taxes that may be imposed upon the Company and that are not addressed in the Tax Sharing Agreement.

     By virtue of its control of the Company and the terms of the Tax Sharing Agreement, Nationwide Mutual Insurance Company effectively controls all of the Company's tax decisions. Under the Tax Sharing Agreement, Nationwide Mutual Insurance Company will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company and to determine the amount of the Company's liability to (or entitlement to payment from) Nationwide Mutual Insurance Company under the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and Nationwide Mutual Insurance Company. For example, under the Tax Sharing Agreement, Nationwide Mutual Insurance Company may choose to consent, compromise or settle any adjustment or deficiency proposed by the relevant tax authority in a manner that may be beneficial to Nationwide Mutual Insurance Company and detrimental to the Company. Under the Tax Sharing Agreement, however, Nationwide Mutual Insurance Company is obligated to act in good faith with regard to all persons included in the applicable returns.

     The Tax Sharing Agreement may not be amended without the prior written consent of the Company.

LEGAL SERVICES

     The attorneys in the Office of General Counsel of Nationwide Mutual Insurance Company also operate as the law firm of Dietrich, Reynolds & Koogler, LLP. Pursuant to a partnership agreement, the firm limits its representation to the members of the Nationwide Insurance Enterprise. The partnership was formed to assure compliance with Ohio law that prohibits corporations from practicing law. Through a retainer arrangement, an annual retainer fee is paid by each member of the Nationwide Insurance Enterprise based upon an estimate of time spent by each attorney working on legal matters related to the respective member during the previous year.

Thomas W. Dietrich, Mark B. Koogler and Lucinda A. Reynolds are the senior partners in such firm, and all attorneys and other employees of the firm are salaried employees of Nationwide Mutual Insurance Company. The firm applies all of its retainer fees toward office overhead under a rental and office expense agreement with Nationwide Mutual Insurance Company. For the years ended December 31, 1998, 1997, and 1996 the Company paid the firm $2.5, $2.6 and $2.0 million respectively, for legal services rendered to the Company which amounts were immediately remitted to Nationwide Mutual Insurance Company.

LEASE

     Pursuant to an arrangement between Nationwide Mutual Insurance Company and certain of its subsidiaries, the Company leases approximately 573,000 square feet of office space at One Nationwide Plaza, Two Nationwide Plaza and Three Nationwide Plaza, Columbus, Ohio, at a current market rate of $19.12 per square foot, with limited exceptions. Under the arrangement, the Company determines the amount of office space necessary to conduct its operations and leases such space from Nationwide Mutual Insurance Company, subject to availability. For the years ended December 31, 1998 and 1997, the Company made payments to Nationwide Mutual Insurance Company and its subsidiaries totaling $10.9 million, $9.1 and $10.0 million, respectively, under such arrangement.

MODIFIED COINSURANCE AGREEMENTS

     Effective as of January 1, 1996, Nationwide Life Insurance Company entered into a 100% modified coinsurance agreement with Employers Life Insurance Company of Wausau. Under the agreement, Nationwide Life Insurance Company cedes to Employers Life Insurance Company of Wausau, and Employers Life Insurance Company assumes, Nationwide Life Insurance Company's non-variable group and wholesale life insurance business and group and franchise health insurance business and any ceded or assumed reinsurance applicable to such group business. For the year ended December 31, 1998 and 1997, Nationwide Life Insurance Company ceded $106.3 million and $199.8 million, respectively, of premium to Employers Life Insurance Company of Wausau.

     Effective as of January 1, 1996, Nationwide Life Insurance Company also entered into a 100% modified coinsurance agreement with Nationwide Mutual Insurance Company. Under the agreement, Nationwide Life Insurance Company cedes to Nationwide Mutual Insurance Company, and Nationwide Mutual Insurance Company assumes, Nationwide Life Insurance Company's individual accident and health insurance business and any ceded or assumed reinsurance applicable to such business. For the year ended December 31, 1998 and 1997, Nationwide Life Insurance Company ceded $90.1 million and $91.4 million, respectively, of premium to Nationwide Mutual Insurance Company.

COST SHARING AGREEMENT

     Pursuant to a Cost Sharing Agreement (the "Cost Sharing Agreement") among Nationwide Mutual Insurance Company and certain of its direct and indirect subsidiaries, including the Company, Nationwide Mutual Insurance Company provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among Nationwide Mutual Insurance Company and such subsidiaries. Under such agreement, for the years ended December 31, 1998 and 1997, the Company made payments to Nationwide Mutual Insurance Company totaling $95 million and $86 million, respectively. Under the Cost Sharing Agreement, expenses are allocated in accordance with NAIC guidelines and are based on standard allocation techniques and procedures acceptable under general cost accounting practices.

CASH MANAGEMENT AGREEMENTS

     Nationwide Mutual Insurance Company has entered into an Investment Agency Agreement with Nationwide Cash Management Company ("NCMC"), an affiliate of the Company. NCMC makes, holds and administers short-term investments (those maturing in one year or less) for Nationwide Mutual Insurance Company and certain of its affiliates, including Nationwide Life Insurance Company and certain of the Company's other subsidiaries. Under the agreements, expenses of NCMC are allocated pro rata among the participants based upon the participant's ownership percentage of total assets held by NCMC. For the year ending December 31, 1998, the Company paid NCMC fees and expenses totaling $83,951 under such agreements.

REPURCHASE AGREEMENT

     Nationwide Life Insurance Company and certain of the Company's other subsidiaries are parties to Master Repurchase Agreements pursuant to which securities or other financial instruments are transferred between parties against the transfer of funds by the transferee upon the demand of either party.

             PROPOSALS BY STOCKHOLDERS FOR THE 2000 ANNUAL MEETING

     The Company's Bylaws provide that in order to submit any business to or nominate any person for election to the Board of Directors, a stockholder must give written notice to the Secretary of the Company (containing certain information specified in the Bylaws) not less than 60 days and not more than 90 days prior to the first anniversary date of the Company's Proxy Statement in connection with the last annual meeting.

     Rule 14a-4 of the Securities and Exchange Commission's proxy rules allows the Company to use discretionary voting authority to vote on matters coming before an annual meeting of stockholders, if the Company does not have notice of the matter at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders or the date specified by an advance notice provision in the Company's Bylaws. The Company's Bylaws contain such an advance notice provision as described above. For the Company's Annual Meeting expected to be held on May 10, 2000, stockholders must submit such written notice to the Secretary of the Company not earlier than January 3, 2000 and not later than January 31, 2000.

     These requirements are separate and apart from and in addition to the Securities and Exchange Commission's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended. For purposes of the Company's 2000 Annual Meeting, any stockholder who wishes to submit a proposal for inclusion in the Company's Proxy Statement must submit such proposal to the Secretary of the Company on or before December 2, 1999.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG LLP served as independent accountants for 1998. Representatives of the firm are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from the stockholders.

                                 OTHER MATTERS

     The Board of Directors knows of no further business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by such proxy in accordance with their best judgment.

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, including financial statements and financial statement schedules, but excluding exhibits, will be made available without charge to the stockholders upon written request to John F. Delaloye, Assistant Secretary, One Nationwide Plaza, Columbus, Ohio 43215.

March 31, 1999

PROXY
                      NATIONWIDE FINANCIAL SERVICES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 1999

    The undersigned hereby constitutes and appoints Joseph J. Gasper, Lydia Micheaux Marshall and David O. Miller, each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Nationwide Financial Services, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 11, 1999, at 1:30 P.M., local time, and at any adjournment thereof, as follows:



      (Continued, and to be marked, dated and signed on the reverse side)

                                                                     SEE REVERSE
                                                                         SIDE

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                                 ANNUAL MEETING
                                       OF
                       NATIONWIDE FINANCIAL SERVICES, INC.


                                  MAY 11, 1999
                                   1:30 P.M.
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215


                                     AGENDA

              - ELECTION OF DIRECTORS
              - OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING

 ___
|   | Please mark your                                                |
| X | votes as in this                                                |    0945
|___| example.                                                        |____



        A vote FOR is recommended by the Board of Directors.

                     FOR    WITHHELD
   1. Election of                      Election of Class II Directors--NOMINEES:
      Directors      [ ]      [ ]               Charles L. Fuellgraf, Jr.
                                                Dimon R. McFerson
   For, except vote withheld from               Donald L. McWhorter
     the following nominee(s):                  Arden L. Shisler

   ______________________________

                                                This proxy will be voted as
                                                specified. If a choice is not
                                                specified, the proxy will be
                                                voted FOR each director listed.

                                                The undersigned hereby acknow-
                                                ledges receipt of the notice of
                                                Annual Meeting and the Proxy
                                                Statement, each dated March 31,
                                                1999.

                                                This proxy should be dated and
                                                signed by the stockholder
                                                exactly as his or her name
                                                appears herein and returned
                                                promptly in the enclosed
                                                envelope. Persons signing in
                                                a fiduciary capacity should so
                                                indicate.

                                                _______________________________

                                                _______________________________
                                                 SIGNATURE(S)            DATE

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